Exhibit 10.41

      April 24, 2006

Dear Jenna,

In connection with your continued employment by J.Crew (the “Company”) and in recognition of your key contributions to the Company as its Senior Vice-President of Women’s Design, we are pleased to provide you the long-term incentive arrangement set forth in this letter.

Provided that you remain continuously and actively employed by the Company and in good standing with the Company through each applicable payment, grant and vesting date set forth below, and provided further that your individual performance continues to remain satisfactory to the Company as determined by it in its sole discretion through each such date, you will be eligible to receive a long-term cash incentive and a restricted stock grant upon the terms described below.

1. Cash Incentive. Subject to the terms and conditions of this letter, you will be entitled to receive up to Three Hundred Fifty Thousand Dollars ($350,000) (the “Cash Incentive”), payable in two equal installments as follows: (i) $175,000 on or about August 28, 2009, and (ii) $175,000 on or about August 27, 2010 (each, a “Payment Date”).

2. Restricted Stock Grant. Subject to the approval of the Compensation Committee of the Board of Directors and subject to the terms and conditions of this letter, the Company will also grant to you fifteen thousand (15,000) restricted shares of J.Crew Group, Inc. common stock (the “Restricted Stock Grant”) as soon as practicable following the consummation of the proposed initial public offering of the Company (the “Grant Date”). The Restricted Stock Grant will vest in full and become exercisable on August 1, 2010 (the “Vesting Date”). The terms and conditions of the Restricted Stock Grant will be evidenced by a separate restricted stock grant agreement to be signed by you and the Company and shall be subject to and consistent with the terms and conditions of the Company’s equity incentive plan in effect on the Grant Date.

If your employment by the Company terminates for any reason prior to either or both Payment Dates or prior to the Grant Date, you will no longer be entitled to receive the portion of the Cash Incentive that would have otherwise become payable on such Payment Date(s) or to receive the Restricted Stock Grant. If your employment by the Company terminates for any reason after the Grant Date and prior to the Vesting Date, your Restricted Stock Grant will automatically be forfeited upon such termination.

Notwithstanding anything to the contrary contained in this letter, the terms of the Cash Incentive and the Restricted Stock Grant set forth herein are subject to modification in the Company’s sole discretion if and to the extent necessary or appropriate to comply with any applicable deferred compensation laws which may become effective after the date hereof.

By reviewing and signing this letter, you understand that your employment by the Company remains “at will” and may be terminated by you or the Company at any time and for any reason, and that this letter does not constitute an employment contract in any respect.

770 Broadway New York NY 10003   Tel 212 209 2500   Fax 212 209 2666

If you agree with the terms of this letter, please sign and date the enclosed copy and return it to the undersigned. You may keep the other copy for your records.

We are truly excited about you continuing to contribute to the Company’s success as a valued associate!

Very truly yours,

/s/ LYNDA MARKOE
Lynda Markoe
SVP, Human Resources

AGREED TO AND ACCEPTED:

/s/ JENNA LYONS
Jenna Lyons